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Exhibit 5.3 and 23.3
September 13, 2019
El Dorado Properties LLC
200 Peach Street
El Dorado, Arkansas 71730-5836

Ladies and Gentlemen:

We have acted as Arkansas counsel for El Dorado Properties LLC, an Arkansas limited liability company (the “Arkansas Guarantor”) in connection with that certain Registration Statement on Form S-3 (File No. 333-233572) filed on August 30, 2019 by Murphy USA Inc. (the “Parent’), Murphy Oil USA, Inc. (the “Issuer”), the Arkansas Guarantor, and the other subsidiary guarantors named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of certain securities, including $500,000,000 aggregate principal amount of the Issuer’s 4.750% Notes due 2029 (the “Notes”). The Notes are to be issued pursuant to the provisions of an Indenture dated as of September 13, 2019 (the “Indenture”) among the Parent, the Issuer, the Arkansas Guarantor and the other Subsidiary Guarantors named therein (such entities, together with the Arkansas Guarantor and the Issuer, the “Guarantors”) and UMB Bank, N.A. as trustee. The Notes will be guaranteed by the Arkansas Guarantor (the “Arkansas Guarantee”) and each of the other Guarantors (together with the Arkansas Guarantee, the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated August 30, 2019 (the “Underwriting Agreement”) among the Issuer, the Guarantors and the several underwriters named therein.

In connection with this opinion, we have reviewed: (i) the Articles of Organization of the Arkansas Guarantor, as presently in effect; (ii) the Operating Agreement of the Arkansas Guarantor, as presently in effect; (iii) the Unanimous Written Consent of the sole member of the Arkansas Guarantor authorizing the transactions contemplated under the Indenture; and (iv) such certificates and records of public officials as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

We have assumed the conformity of the documents filed with the Securities and Exchange Commission through its EDGAR system to physical copies of the documents submitted for our examination.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Arkansas Guarantor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Arkansas.

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2.
The Arkansas Guarantor has the requisite limited liability company power and authority to enter into and carry out the terms and conditions applicable to it under the Indenture and the Arkansas Guarantee.

3.	The execution, delivery and performance of the Indenture and the Arkansas Guarantee have been duly authorized by all requisite limited liability company action on the part of the Arkansas Guarantor.

4.	The Indenture and the Arkansas Guarantee have been duly executed and delivered by the Arkansas Guarantor.

5.
The Indenture and the Arkansas Guarantee will constitute valid and binding obligations of the Arkansas Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

6.
The execution and delivery of the Indenture and the Arkansas Guarantee does not and the consummation of the transactions contemplated thereby by the Arkansas Guarantor will not (i) violate the Articles of Organization or Operating Agreement of the Arkansas Guarantor, or (ii) violate any statute or regulation of the State of Arkansas, that in our experience is generally applicable to transactions of this type.

For the purposes of the opinions expressed above, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by all parties thereto (other than the Arkansas Guarantor) and (ii) the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor. We have also assumed that after the date hereof there shall not have occurred any change in law affecting the validity or enforceability of any of the Arkansas Guarantees.

We have, without independent inquiry or investigation, further assumed that: (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies confirm to authentic, complete originals, (iii) all signatures on all documents that we have reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the

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Arkansas Guarantor that we reviewed were and are accurate and (vi) all representations made by the Arkansas Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

We are members of the Bar of the State of Arkansas and the foregoing opinion is limited to the laws of the State of Arkansas.

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement. The opinions expressed herein are as of the date set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur. This opinion is limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by Parent on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Friday, Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP

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